EXHIBIT 2.1

THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "1933 ACT"), NOR REGISTERED UNDER ANY STATE SECURITIES LAW, AND ARE "RESTRICTED SECURITIES" AS THAT TERM IS DEFINED IN RULE 144 UNDER THE 1933 ACT.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.

AGREEMENT FOR THE EXCHANGE OF COMMON STOCK

AGREEMENT made this 12th day of December, 2003, by and between Energy Producers Inc, Inc., a Nevada Corporation, (the "ISSUER"), International Group Holdings, Inc., a Utah corporation (“IGH”) and its consolidated wholly owned subsidiary interests, and for the benefit of the individual shareholders, (the "SHAREHOLDERS"), which SHAREHOLDERS own of all the issued and outstanding shares of IGH.

In consideration of the mutual promises, covenants, and representations contained herein, and other good and valuable consideration,

THE PARTIES HERETO AGREE AS FOLLOWS:

1.

a.  EXCHANGE OF SECURITIES.

Subject to the terms and conditions of this Agreement, ISSUER agrees to issue to SHAREHOLDERS, pro-rata, a total of    17,051,156 plus round off additions up to and not to exceed 15,500,000 (as of the “Closing Date” date herein on December 1, 2003) shares of the common restricted stock of ISSUER, $0.001 par value  (the "Shares"), in exchange for all the issued and outstanding shares of IGH, its assets and liabilities, such that (I) IGH shall become a one hundred percent (100%) wholly owned subsidiary of the ISSUER, and

(II), pursuant to the terms of Section (4) ii. listed herein, one hundred percent (100%) of the stock, assets and liabilities held by IGH in its wholly owned subsidiary International Yacht Sales Group, Ltd., a limited liability chartered company of Great Britain (“IYSG”) which includes all of its divisional interests, shall immediately be transferred at the closing date herein becoming as of the (“Effective Date”) an independent one hundred percent (100%) wholly owned subsidiary of the ISSUER.

b. ROUND OFF ADDITIONAL SHARES (RESTRICTED): Subject to the then combined Board of Directors Majority consent on the Closing Date or thereafter the close of this Exchange Agreement, Round Off Additional Shares to be additionally issued, if any, shall not exceed an additional 15,500,000 may be issued in behalf of planned or pending IGH/SHAREHOLDER acquisitions or other requirements of existing corporate actions in the normal course of business occurring prior to closing of this Agreement.

c. CASH REQUEST, REQUIREMENTS AND ADJUSTMENTS: The cash requirement requests and adjustments of IGH and IYSG as set out in EXHIBIT note 1 attached hereto is subject and in addition to the ISSUER completing any funding agreements and thereupon first being sufficient to fulfill its minimal requirements of $1.5 million dollars for acquisition, working capital; servicing, and or restructuring and maintenance of corporate debt, and preservation of its assets.

2.

REPRESENTATIONS AND WARRANTIES.

ISSUER represents and warrants to SHAREHOLDERS and IGH the following:

i.

Organization.

ISSUER is a corporation duly organized, validly existing, under the laws of Nevada and has all necessary corporate powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in Nevada.  All actions taken by the Incorporators, directors and shareholders of ISSUER have been valid and in accordance with the laws of the State of Nevada.

ii.

Capital.

The authorized capital stock of ISSUER consists of 200,000,000 shares of common stock, $0.001 par value, and 50,000,000 shares of preferred stock, $0.001 par value, of which approximately 18,687,812 shares, plus any additional round off shares issued (equally herewith granted by the right to and of ISSUER herewith to issue or cause to be issued) not to exceed 15,500,000 shares of its $0.001 par value common restricted stock (in accordance and equal with that set forth above and listed in Section and or Sub Headings 1. a.,1.b and 2.ii. herein),   are or shall be issued and outstanding upon the closing hereof, and of its preferred, no shares are currently issued and outstanding or will be outstanding upon the closing hereof.  All outstanding shares are or shall be fully paid and nonassessable, free of liens, encumbrances, options, restrictions (with the exception of Rule 144 requirements) and legal or equitable rights of others not a party to this Agreement.  Following this closing, there shall be, subject to additional round off share allotment issuances set forth hereinabove, a minimum total of approximately (35,738,968) shares of common stock of ISSUER issued and outstanding and there will be no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating ISSUER to issue or to transfer from treasury any additional shares of its capital stock other than those options listed in its EDGAR filings, further referencing its Form 10-KSB as amended, and other reports and filings of Form 10-QSB, and by information covered by or in its DEF 14C information statement, and further as may be listed and attached on APPENDIX A hereto.   None of the outstanding shares of ISSUER are subject to any stock restriction agreements.  All of the shareholders of ISSUER to the best of ISSUER’s knowledge and belief have valid title to such shares and acquired their shares in a lawful transaction and in accordance with the laws of Nevada.

iii.

Financial Statements.

The financial statements of ISSUER are being prepared in accordance with generally accepted accounting principles consistently followed by ISSUER throughout the periods indicated, and fairly present the financial position of ISSUER as of the date of the balance sheet and the financial statements, and the results of its operations for the periods indicated.  ISSUER to the best of its knowledge and belief is current in its filings with the Securities and Exchange Commission.

iv.

Absence of Changes.

ISSUER’s latest Form 10-QSB filing with the SEC was on November 13, 2003. There has been only positive development of the company from this time forward.

v.

Liabilities.

ISSUER to the best of its knowledge and belief does not have any debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, other than as set out in its most recent EDGAR filings on Form 10KSB as amended, and latest Form 10-QSB for the quarterly period ended September 30, 2003, or as otherwise described on APPENDIX B attached hereto for reference.  ISSUER is not aware of any material pending, threatened or asserted claims, lawsuits or contingencies involving ISSUER or its common stock other than that listed and attached on APPENDIX C attached hereto for reference.  There is no dispute of any kind between the ISSUER and any third party, and to the best of ISSUER’s knowledge and belief no such dispute will exist at the closing of this Agreement, other than that which may be disclosed and listed on APPENDIX D attached hereto for reference.  At closing, to the best of ISSUER’s knowledge and belief, ISSUER will be free from any and all liabilities, liens, claims and/or commitments except those aforestated.

vi.

Ability to Carry Out Obligations.

To the best of ISSUER’s knowledge and belief, ISSUER has the right, power, and authority to enter into and perform its obligations under this Agreement.  The execution and delivery of this Agreement by Issuer and the performance by ISSUER of its obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach or violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which ISSUER or its shareholders are a party, or by which they may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would cause ISSUER to be liable to any party, or (c) an event that would result in the creation or imposition or any lien, charge or encumbrance on any asset of ISSUER or upon the securities of ISSUER to be acquired by SHAREHOLDERS accept those aforestated as referenced by appropriate APPENDIX attached.

vii.

Full Disclosure.

To the best of ISSUER’s knowledge and belief, none of the representations and warranties made by the ISSUER, or in any certificate or memorandum furnished or to be furnished by the ISSUER, contains or will contain any untrue statement of a material fact, or omit any material fact the omission of which would be misleading.

viii.

Power of Attorney.

No person holds a power of attorney from ISSUER.

ix.

Compliance with Laws.

To the best of ISSUER’s knowledge and belief, ISSUER has complied with, and is not in violation of any federal, state, or local statute, law, and/or regulation pertaining to ISSUER.  To the best of ISSUER’S knowledge and belief, ISSUER has complied with all federal and state securities laws in connection with the issuance, sale and distribution of its securities.

x.

Litigation.

To the best of ISSUER’s knowledge and belief, ISSUER is not a party to any suit, action, arbitration, or legal, administrative, or other proceeding, or pending governmental investigation.  To the best knowledge of the ISSUER, there is no basis for any such action or proceeding and no such action or proceeding is threatened against ISSUER and ISSUER is not subject to or in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality accept those if any aforestated.

xi.

Conduct of Business.

Prior to the closing, ISSUER shall conduct its business in the normal course, and shall not (1) sell, pledge, or assign any assets (2) amend its Articles of Incorporation or Bylaws, (3) declare dividends, redeem or sell stock or other securities, (4) incur any liabilities, (5) acquire or dispose of any assets, enter into any contract, guarantee obligations of any third party, or (6) enter into any other transaction, other than those granted in behalf of this Agreement as aforestated and contained herein (see Section or Sub Heading 1. a., 1.b., and 2.ii.).

xii.

Documents.

All minutes, consents or other documents pertaining to ISSUER to be delivered at closing shall be valid and in accordance with the laws of the State of Nevada.

xiii.

Expenses.   ISSUER will pay its reasonable share of all public notice costs, and closing costs.

xiv.

Title.

The Shares to be issued to SHAREHOLDERS will be, at closing, free and clear of all liens, security interests, pledges, charges, claims, encumbrances and restrictions of any kind, shall be issued pursuant to Regulation D, Section 506 and 4(2) of the Securities and Exchange Act of 1933 and shall bear a Rule 144 legend.  None of such Shares are or will be subject to any voting trust or agreement.  No person holds or has the right to receive any proxy or similar instrument with respect to such shares, except as provided in this Agreement, the ISSUER is not a party to any agreement which offers or grants to any person the right to purchase or acquire any of the securities to be issued to SHAREHOLDERS.  There is no applicable local, state or federal law, rule, regulation, or decree which would, as a result of the issuance of the Shares to SHAREHOLDERS, impair, restrict or delay SHAREHOLDERS' voting rights with respect to the Shares.

xv.

QUALIFICATIONS.  The offer and exchange of the Shares pursuant to this Agreement shall be exempt from qualification under the California Corporate Securities Law of 1968, as amended. The ISSUER is not now a California Corporation. All other authorizations, approvals or permits of any other governmental authority that are required in connection with the lawful issuance and sale of the Shares shall have been duly obtained and shall be effective on and as of the Closing Date.

3.

 SHAREHOLDERS and IGH represent and warrant to ISSUER the following:

i.

Organization.

IGH is a corporation duly organized, validly existing, and in good standing under the laws of Utah, has all necessary corporate powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in Florida and has 17,051,156 shares of its common stock issued and outstanding and no other stock or class thereof issued and outstanding.  All actions taken by the Incorporators, directors and shareholders of IGH have been valid and in accordance with the laws of Utah.

ii.

Shareholders and Issued Stock. APPENDIX E annexed hereto sets forth the names, shareholders, and amounts of beneficial ownership.

iii.

General Obligations.

Following the closing, SHAREHOLDERS and IGH shall comply with applicable federal and state securities laws.

iiv.

 LIABILITIES.   IGH warrants that the total liabilities are $196,700. at the time of closing.

v.

COUNSEL. SHAREHOLDERS and IGH represent and warrant that prior to Closing, that they are represented by independent counsel or have had the opportunity to retain independent counsel to represent them in this transaction.

vi.

AUTHORIZATIONS. All corporate action on the part of SHAREHOLDERS and IGH necessary for the exchange of the Shares and the performance of their obligations hereunder has been taken or will be taken prior to the Closing Date.  This Agreement when executed and delivered by the SHAREHOLDERS and IGH will constitute a valid and legally binding obligation of the SHAREHOLDERS and IGH, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy laws or other similar laws affecting creditors' rights generally, and except insofar as the availability of equitable remedies may be limited.

vii.

INTELLECTUAL PROPERTIES. IGH, IYSG and divisions may now or in the future own or possess, or can acquire on commercially reasonable terms, adequate licenses or other rights to use all patents, trademarks, service marks, trade names, copyrights, technology, software, know-how and trade secrets necessary to conduct the business now or proposed to be conducted by the SHAREHOLDERS and IGH, and they have not received any notice of infringement of or conflict with (and knows of no such infringement of or conflict with) asserted rights of others with  respect  to any  patents, trademarks,  service marks,  trade names, copyrights, technology, know-how or trade  secrets  that would  result in a Material  Adverse  Effect;  and,  to  the  knowledge of the SHAREHOLDERS, IGH, IYSG and divisions the discoveries,  inventions,  products,  services  or processes used in the IGH  business do not, infringe or  conflict with any right or patent of any third  party,  or any discovery, invention, product or  process which is the subject of a patent application filed by any third party,  which infringement or conflict would result in a Material Adverse Effect.

4.

INVESTMENT INTENT.

SHAREHOLDERS agree that the shares being issued pursuant to this Agreement may be sold, pledged, assigned, hypothecate or otherwise transferred, with or without consideration (a "Transfer"), only pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of ISSUER.

4.1

RESTRICTED SECURITIES.  SHAREHOLDERS and IGH understands common shares underlying this Agreement will be deemed as  "restricted securities” under applicable U.S. federal and state securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that pursuant to these laws and applicable regulations, the Seller must hold the Shares unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The SHAREHOLDERS and IGH further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the SHAREHOLDERS and IGH which are outside of Issuer’s control, and which the ISSUER is under no obligation and may not be able to satisfy. In this connection, SHAREHOLDERS and IGH represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

4.2

(a) LEGENDS. The Purchaser understands that the Shares, and any securities issued in respect thereof or exchange therefore, may bear one or all of the following legends:

(b) "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933."

(c) Any legend required by the Blue Sky laws of any state to the extent such law is applicable to the shares represented by the certificate so legended.

4.3

QUALIFICATIONS.  The offer and exchange of the Shares to the SHAREHOLDERS and IGH and IGH (a Utah corporation) to ISSUER (a Nevada corporation) pursuant to this Agreement shall be exempt with no permit required pursuant to the applicable provision of the California Corporate Securities Law of 1968, as amended, nor is the ISSUER or IGH required to qualify its securities under the California Corporate Securities Law of 1968. All other authorizations, approvals or permits of any other governmental authority that are required in connection with the lawful issuance and sale of the Shares shall have been duly obtained and shall be effective on and as of the Closing Date.

5.

a. CLOSING.  The closing of this transaction may take place in two parts, and by fax to each party.

b. CLOSING DATE: The consummation of the exchange of the Shares hereunder (hereafter  "CLOSING") shall be held at the Law Offices Of Warren J. Soloski a Professional Corporation 11300 West Olympic Blvd., Ste 800 Los Angeles, Ca 90064 at 10:00 a.m., on December 4th, 2003 or at such other time and place as the ISSUER and the SHAREHOLDERS and IGH mutually agree upon in writing (hereafter "Closing Date").

c. Condition to Obligations of Purchaser:  The obligations of ISSUER to close the transactions contemplated hereby are subject to the satisfaction of the following conditions:

i.

ISSUER shall have the right to conduct such inspections and investigations of the business and operations of IGH and its wholly owned subsidiary IYSG, as ISSUER deems necessary. In the event ISSUER, in its sole discretion, determines that the exchange transaction contemplated herein is not in its best interests, ISSUER shall have the right to cancel this agreement and upon a return of any consideration escrowed or exchanged, if any.

ii.

A condition of closing is that all existing secured and unsecured debt and obligations including all past due expenses, fees and invoices associated with the acquisition/Merger of IGH and IYSG listed in Section 3. iv. of this Agreement are assumed by ISSUER.

iii.

EFFECTIVE DATE: The effective date of this agreement for the purposes of determining outstanding obligations and income from IGH and IYSBC subsidiary operations and all divisions and interests will be December 1, 2003.

6.

DOCUMENTS TO BE DELIVERED AT CLOSING.

i.

By the ISSUER

(1)

Shareholder consents executed by shareholders of the ISSUER reflecting greater than the requisite majority necessary to conduct the actions contemplated herein.

(2)

Board of Directors Minutes authorizing the issuance of a certificate or certificates for a minimum amount of 17,051,156 Shares, or amount as adjusted by the terms of this Agreement herein contained and approved by the combined Board of Directors at closing, registered in the names of the SHAREHOLDERS equal to their pro-rata holdings in IGH.  ISSUER shall cause transfer agent to promptly deliver all certificates due upon or after the closing date as determined by the then combined Board of Directors.  The cost of each certificate transaction shall be the responsibility of IGH and/or SHAREHOLDERS.

(3)

A Board of Directors resolution appointing Mr. Gregg Fryett, Charles Alliban and Peter Fryett as directors of ISSUER.

(4)

All current and proposed SEC filings of the ISSUER

ii.

By SHAREHOLDERS AND IGH:

(1)

Delivery to the ISSUER, or to its Transfer Agent, a Resolution delivering one hundred percent (100%) of all of the issued and outstanding stock of IGH, and additionally a secondary resolution transferring to ISSUER simultaneously at closing, (as a then internal Company transfer in and to ISSUER) one hundred percent (100%) of all of the stock, assets and liabilities held by IGH in its subsidiary interests International Yacht Sales Group Ltd (IYSG Ltd.), which shall include but not be limited to the following divisions).

o  IYSBC brand and network

o  Emedi8 software and software depot

o  ICS operation

o  worldrealty

o  International Boat Services

o  International Marine Services

(1).01.

At the Closing, IGH shall deliver the following documents and instruments and take the following actions regarding ISYBC and divisions including but not limited to:

(1).02.

Closing .   IGH shall deliver to ISSUER any requisite assignments any and all Interests as it relates to the 100% ISYBC ownership being transferred/conveyed to the ISSUER. ISSUER shall generate corresponding internal approvals and board resolutions as required.

(2)

Shareholder consents executed by shareholders and delivered to the ISSUER reflecting greater than the requisite majority necessary to conduct the actions contemplated herein.

(3)

Current Shareholder list of IGH and IYSBC

(4)

Additional Documents: Delivery to ISSUER of all reasonable requested copies of corporate records, meeting minutes, articles of incorporation, bylaws, resolutions, contracts, pro forma etc., in behalf of and or to fulfill any and all requirements as necessary in behalf of this Agreement as needed of IGH or ISYBC and divisions by the ISSUER in conducting its fulfillment of regulatory or any third party requirements and including its then current and forward business of the acquired Merged IGH subsidiary and independent resultant ISYBC subsidiary and divisions of the ISSUER in accordance with this Agreement and terms herein. Additionally any and all required additional financial statements audited and un-audited will be delivered as required by the ISSUER’S current policy and procedure. The requests and deliveries shall survive the closing date (see items set forth on APPENDIX F attached hereto).

iii.

By ISSUER, SHAREHOLDERS AND OR IGH and ISYBC:

(1)

Consummation Of Closing: All acts, deliveries and confirmations comprising the Closing regardless of chronological sequence shall be deemed to have occurred at the closing.

(2)

Agreements As to Tax Matters. The parties to this Agreement will cooperate fully with each other, in connection with the preparation, signing and filing of tax returns and in any administrative, judicial or other proceeding involving taxes relating to the Acquired Assets and or Merged subsidiary historical and present activities.

(3)

Post-Closing Documents. The parties hereto will cooperate with one another after Closing and, without any further consideration, will execute and deliver such other documents as shall be reasonably required after the Closing to transfer title to the Acquired Assets to Purchaser and to take any other action necessary to carry out the intent and purposes ct this Agreement.

(4)

Notice. Parties shall notify one another of any claim demand, action, suit or proceeding relating to or arising in connection with, time Acquired Assets as soon as practicable after learning of such claim, demand, action, suit or proceeding.

(5)

Dilution Or Other Adjustments. In the event of any change in the Common Stock through merger, consolidation, reorganization, re-capitalization, stock split, stock dividend, or the issuance to stockholders of rights to subscribe to stock of the same class, or in the event of any change in the capital structure or other increase or decrease in the number of issued shares of Common Stock effected without the receipt of consideration by the Company, (i) the number of Shares, (ii) the Purchase Price, or (iii) any provision of this Agreement, shall be automatically adjusted as necessary in order to prevent  dilution or enlargement of the shares and the rights granted hereunder.

(6)

Reverse on Issuer’s Stock. It is agreed by the parties hereto, ISSUER and SHAREHOLDERS of both the ISSUER and IGH herewith delivers at the Closing Date their additional majority shareholder consents, whereupon after the Closing Date if a reverse stock split upon the Issuer’s stock would be voted by the Majority Vote of then shareholders of the ISSUER to be effected upon the ISSUERS stock, and in excess of a 3 shares for 1 share reverse stock split, ISSUER must by the delivered shareholder consents, provide for anti dilution adjustments as necessary for the benefit of shareholders listed on APPENDIX G hereto.

(7)

Employment and or Service Provider Agreements. It is agreed and recognized by ISSUER, SHAREHOLDERS and or IGH that ISSUER will provide an upgraded employment or corporate service agreement contract and provisions satisfactory to Dennis Alexander its President and Director and Gregg Fryett, it’s Vice President and Director (see APPENDIX H hereto). Additional key consultants and service providers currently utilized by the ISSUER shall also be continued on a basis satisfactory to the provider and ISSUER.

(8)

Two additional Director position seats shall be brought by ISSUER as to be reviewed first by ISSUER’S nominating committee for presentation to the then Board of Directors of ISSUER.

7.

REMEDIES.

i.     Arbitration.     Any controversy or claim arising out of, or relating to, this Agreement, or the making, performance, or interpretation thereof, shall be settled by arbitration in Palm Beach, Florida in accordance with the Rules of the American Arbitration Association then existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy.

8.

MISCELLANEOUS.

i.

Captions and Headings.

The Article and paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

ii.

No oral change.

This Agreement and any provision hereof, may not be waived, changed, modified, or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

iii.

Non Waiver.

Except as otherwise provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (I) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of  the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other or subsequent breach.

iv.

Time of Essence.

Time is of the essence of this Agreement and of each and every provision hereof.

v.

Entire Agreement.

This Agreement contains the entire Agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings.

vi.

Counterparts.

This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

vii.

NEVADA AND ALL STATES CORPORATE SECURITIES LAWS.

NEVADA AND ALL STATES CORPORATE SECURITIES LAWS. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF NEVADA, NOR ANY OTHER STATES AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY APPLICABLE STATE STATUTE AND AMENDMENT RULES AND CORPORATIONS CODES. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

viii.

Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any holder of any Shares, upon any breach or default of the ISSUER under this Agreement, shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or  thereafter  occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies either under this Agreement, or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

ix.

Separability Of Agreements; Severability Of This Agreement. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

x.

Notices.

All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, and by fax, as follows:

ISSUER:

Energy Producers Inc, Inc.

7944 E. Beck Lane
Suite 140
Scottsdale
AZ 85260-1774
USA

IGH:

International Group Holdings, Inc.

2457 East Sunrise Boulevard

Fort Lauderdale

Florida

33304

ix.

Survivals. The representations, warranties, covenants and agreements made herein shall survive the closing of the transactions contemplated hereby.

x.

Successors And Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

IN WITNESS WHEREOF, the undersigned has executed this Agreement this 12th day of December 2003.

ENERGY PRODUCERS INC,

INTERNATIONAL GROUP HOLDINGS, INC.

      /s/ Dennis Alexander

/s/ Gregg Fryett

By:_________________________

By:________________________

Dennis Alexander President

 Gregg Fryett, President

APPENDIX “A”

Section 2. ii.

REPRESENTATIONS AND WARRANTIES. ISSUER

Capital. Other/Additional Disclosed Commitments than those listed in EDGAR filings

It has been fully disclosed to both parties, pending acquisitions and funding options. However these are of a confidential nature and will be filed accordingly at a later date when consummated.

Marlene Richardson Consulting

MS 2005 Holdings Inc.

Warren J Soloski Commission Agreement

NOTE: These are confidential and some listed herein may or may not be present on this APPENDIX

APPENDIX “B”

Section 2. v.

REPRESENTATIONS AND WARRANTIES. ISSUER

Liabilities.

ISSUER to the best of its knowledge and belief does not have any debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, other than as set out in its most recent EDGAR filings on Form 10KSB as amended, and latest Form 10-QSB for the quarterly period ended September 30, 2003, or as otherwise described as follows:

Total liabilities of ISSUER at the “Effective Date” are: Approximately $2,100,000

Note: This may or may not be substantially reduced by pending financing arrangements in progress STC.

APPENDIX “C”

Section 2. v.

REPRESENTATIONS AND WARRANTIES. ISSUER

ISSUER is not aware of any material pending, threatened or asserted claims, lawsuits or contingencies involving ISSUER or its common stock other than that listed hereto for reference.

1. Citicorp Vendor Finance

Copier machine dispute: Stipulated Judgment Monthly Payment $500.

2. FAX Broadcast Advertising Promotion Machine Receipt Type Dispute:

$950. one time settlement offered by Plaintiff

May Aggressively Defend, as ISSUER did not hire the promotion for the FAX

APPENDIX “D”

Section 2. v.

REPRESENTATIONS AND WARRANTIES. ISSUER

There is no dispute of any kind between the ISSUER and any third party, and to the best of ISSUER’s knowledge and belief no such dispute will exist at the closing of this Agreement, other than that which may be disclosed and listed hereto for reference.

APPENDIX “E”

3.

 SHAREHOLDERS and IGH representations and warranties to ISSUER

ii.

Shareholders and Issued Stock. sets forth the names, shareholders, amounts of beneficial ownership.

Stock	Beneficial	Number of	Eligible to	Percent of
Type	Owner	Shares	Vote	Class

Common	Gregg Fryett	4,795,000	4,795,000	28.12%
Common	All others	3,529,947	3,529,947	20.70%
Common	Rachel Fryett	2,000,000	2,000,000	11.73%
Common	CEDE & Co	1,674,542	1,674,542	9.82%
Common	Peter Fryett	1,380,000	1,380,000	8.09%
Common	Marion Fryett	1,100,000	1,100,000	6.45%
Common	George Anagnost	1,000,000	1,000,000	5.86%
Common	Shelton Merril	921,667	921,667	5.41%
Common	Mike Mogford	650,000	650,000	3.81%

Totals		17,051,156	17,051,156	100.00%

To be confirmed by Interwest Transfer.

APPENDIX “F”

Referencing Section 6. ii (4)

Additional Documents: Delivery to ISSUER of all reasonable requested copies of corporate records, meeting minutes, articles of incorporation, bylaws, resolutions, contracts, pro forma etc., in behalf of and or to fulfill any and all requirements as necessary in behalf of this Agreement as need of IGH or ISYBC and divisions by the ISSUER in conducting its fulfillment of regulatory or any third party requirements and including its then current and forward business of the acquired Merged IGH subsidiary and independent resultant ISYBC subsidiary and divisions in accordance with this Agreement and terms herein. Additionally any and all required additional financial statements audited and un-audited will be delivered as required by the ISSUER’S current policy and procedure. The requests and deliveries shall survive the closing date  (see items set forth hereto).

Documents available for supply:

1 Copy of UK Companies House ownership records for IYSG (Shows 100% IGH ownership of IYSG)

2 Purchase contracts for all the assets by IGH Florida of IYSG including:

o  IYSBC

o  Emedi8

o  IWorld realty

o  IMS

o  IBS

o  IOS

3With regards to IGH:

o  All board minutes

o  All board resolutions

o  All accounts

o  All acquisition contracts

4 Any other documents of importance with regard to IGH, IYSG or divisions thereof.

APPENDIX “G”

Referencing Section 6. iii (6)

Reverse on Issuer’s Stock. It is agreed by the parties hereto, ISSUER and SHAREHOLDERS of both the ISSUER and IGH herewith delivers at the Closing Date their additional majority shareholder consents, whereupon after the Closing Date if a reverse stock split upon the Issuer’s stock would be voted by the Majority Vote of then shareholders of the ISSUER to be effected upon the ISSUERS stock, and in excess of a 3 shares for 1 share reverse stock split, ISSUER must by the delivered shareholder consents, provide for anti dilution adjustments as necessary for the benefit of shareholders listed hereto.

For IGHI, this would include:

All shares Owned or under the control of:

Gregg Fryett
Rachel Fryett
Peter Fryett
Marion Fryett
Mike Mogford
Charles Alliban

And for EGPI, this would include:

All Shares Owned or Under the Control Of:

Dennis R. Alexander
Mel Herzog
Larry W. Trapp
David J. Kronenberg
Royal Crest LLC (sbj. to Camden)
Thomas J. Richards Melvena Alexander

EXHIBIT NOTE 1

SECTION 1 c.

CASH REQUEST, REQUIREMENTS AND ADJUSTMENTS: The cash requirement requests and adjustments of IGH and or ISYG as set out hereto is subject and in addition to the ISSUER completing any funding agreements and thereupon first being sufficient to fulfill its minimal requirements of $1.5 million dollars for acquisition, working capital; servicing, and or restructuring and maintenance of corporate debt, and preservation of its assets.

Cash requirements for Marine Division

2003/2004 cash demand/investment.

December 2003

IYSG

$40k

Required immediately for marketing and wages

ICS

$20k

Required immediately for marketing and wages

IYT

$100k (Subject to contract) To be made available on 7 – 14 days notice.

MM

$50k

Due at closing

Total

$210,000

January 2004

IYSG

$50,000 (US office opens and development of European operation.

IYT

$50,000 (Subject to contract)

Total

$100,000

February 2004

IYSG

$140,000 (or by arrangement as this will be used for stock)

IYT

$50,000 (Subject to contract)

Totals

$190,000

Total Marine sector Budget

$500,000

Please note that:

The IYT is subject to negotiation and they are VERY keen to get the help we are offering. Additionally they have 10% of the investment on account so balance back to IYSG. Failure to secure IYT (Unlikely) will result in the additional funds being used specifically to create revenue through the purchase and sale of stock globally and increased marketing.

A full cash flow is available but this is the current schedule in hand at this moment subject to developments through acquisition etc.

APPENDIX “H”

6. iii (7)            DOCUMENTS TO BE DELIVERED AT CLOSING.

Employment and or Service Provider Agreements.

Dennis Alexander its President and Director and

Gregg Fryett, its Vice President and Director

These contracts of employment have been agreed in principle but are under legal review (employment law) and will be filed at a later date upon approval.